EXHIBIT 99.1

Press Release	Source: Emergent Group Inc.

Emergent Group Reports Third Quarter Results

SUN VALLEY, Calif., Nov. 4, 2010 (GLOBE NEWSWIRE) -- Emergent Group Inc. (NYSE Amex:LZR), a leading provider of mobile medical lasers and surgical equipment, announced the following financial results for the third quarter ended September 30, 2010:

•
Revenue decreased 4.8% to $7,594,715 versus $7,981,464 for the prior year's third quarter ended September 30, 2009 as the company noted continued softness in demand for medical procedures and related services affecting various healthcare sectors. However, third quarter revenue was 4.8% higher than the second quarter of 2010. This compared to sequential revenue growth of 2.5% between the second and third quarters of 2009.

•	EBITDA (earnings before interest, taxes, depreciation and amortization) declined 8.7% to $1,919,041 versus $2,101,177 for the prior year period.

•
Net income decreased 14.5% to $710,036, or $0.10 per diluted share, for the third quarter of 2010, versus $830,656, or $0.12 per diluted share, in the prior year period. Diluted weighted-average shares outstanding were lower in the current quarter at 7,045,049 versus 7,089,598 for the prior year period.

•	At the end of the quarter, the company had a cash balance of $7,283,073, amounting to $1.03 per diluted share.

 "With Emergent Group's strong position in the marketplace and our strategic focus on sales," said Chairman and CEO Bruce J. Haber, "we were pleased to see sequential revenue growth between the second and third quarters despite the persistent softness that various healthcare sectors have experienced in overall demand for medical products and services. Although the economic downturn has caused some Americans to lose health insurance or postpone certain medical procedures, we continue to believe that not all such procedures can be delayed indefinitely. Thus, we have confidence that the current softness is a short-term phenomenon and we look forward to a recovery in the near future."

"Furthermore," Haber added, "we know that Emergent Group's business model remains attractive in the current economic climate as rentals allow our hospital and physician practice customers to conserve cash and still embrace the latest technologies. Rentals also give equipment manufacturers opportunities to partner with us and thereby extend their distribution channels beyond the typically long sales cycles. Thus, our strategic position and value proposition bode well for the future of Emergent Group."

The company reported the following financial results for the nine months ended September 30, 2010:

•	Revenue decreased 3.9% to $22,214,727 versus $23,105,272 for the prior year period ended September 30, 2009.

•	EBITDA (earnings before interest, taxes, depreciation and amortization) declined 0.4% to $6,030,693 versus $6,055,785 for the prior year period.

•
Net income decreased 5.1% to $2,276,244, or $0.32 per diluted share, for the first nine months of 2010, versus $2,398,919, or $0.34 per diluted share, in the prior year period.  Diluted weighted-average shares outstanding were slightly lower for the latest nine months at 7,020,315 versus 7,059,774 for the prior year period.

About Emergent Group Inc.

Emergent Group Inc., through its wholly owned subsidiary, PRI Medical Technologies, Inc. ("PRI Medical"), provides mobile medical laser and surgical equipment in 16 states on a per-procedure basis to hospitals, outpatient surgery centers and physicians' offices. Surgical equipment is provided to customers along with technical support personnel to ensure that such equipment is operating correctly. PRI Medical currently offers its services in five states in the western United States and 11 states along the eastern seaboard. Emergent Group Inc. is a member of the Russell Microcap® Index. For investor and product information, visit Emergent Group's website, www.emergentgroupinc.com.

Forward-Looking Statements

Statements in this news release may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. Such statements may involve various risks and uncertainties, some of which may be discussed in the Company's most recent report on Form 10-K and subsequently filed SEC reports. There is no assurance any forward-looking statements will prove accurate, as actual results and future events could differ materially from those presently anticipated.

Emergent Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2010	2009
ASSETS	(Unaudited)

Current assets
Cash	$7,283,073	$7,427,165
Accounts receivable, net of allowance for doubtful
accounts of $98,909 and $83,704	3,803,026	4,006,123
Inventory, net	1,130,668	889,526
Prepaid expenses	299,523	380,825
Deferred income taxes	257,630	557,630
Total current assets	12,773,920	13,261,269

Property and equipment, net of accumulated depreciation and
amortization of $10,304,504 and $9,031,136	4,681,577	5,545,492
Goodwill	1,120,058	1,120,058
Deferred income taxes	21,126	21,126
Other intangible assets, net of accumulated amortization of
$372,373 and $300,672	393,564	455,265
Deposits and other assets	82,671	80,992
Total assets	$19,072,916	$20,484,202

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Current portion of capital lease obligations	$1,834,276	$1,901,272
Dividends payable	--	2,710,817
Accounts payable	1,671,098	1,440,122
Accrued expenses and other liabilities	2,010,296	2,456,315
Total current liabilities	5,515,670	8,508,526
Capital lease obligations, net of current portion	1,872,710	2,670,942
Total liabilities	7,388,380	11,179,468

Shareholders' equity
Preferred stock, $0.001 par value, non-voting 10,000,000
shares authorized, no shares issued and outstanding	--	--
Common stock, $0.04 par value, 100,000,000 shares authorized
6,897,024 and 6,776,118 shares issued and outstanding	275,877	271,042
Additional paid-in capital	16,753,421	16,507,958
Accumulated deficit	(5,786,081)	(8,062,324)
Total Emergent Group equity	11,243,217	8,716,676
Non-controlling interest	441,319	588,058
Total shareholders' equity	11,684,536	9,304,734
Total liabilities and shareholders' equity	$19,072,916	$20,484,202

Emergent Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue	$7,594,715	$7,981,464	$22,214,727	$23,105,272
Cost of goods sold	4,607,609	4,802,495	13,465,898	13,839,056
Gross profit	2,987,106	3,178,969	8,748,829	9,266,216
Selling, general, and administrative expenses	1,566,503	1,490,174	4,522,235	4,442,338
Income from operations	1,420,603	1,688,795	4,226,594	4,823,878
Other income (expense)
Interest expense, net	(64,410)	(85,692)	(210,496)	(261,681)
Gain on disposal of property and equipment	--	5,500	64,323	8,050
Other income from affiliated entities, net	--	--	190,221	--
Other income, net	978	76	1,923	30,336
Total other income (expense)	(63,432)	(80,116)	45,971	(223,295)
Income before provision for income taxes and
non-controlling interest	1,357,171	1,608,679	4,272,565	4,600,583
Provision for income taxes	(472,755)	(553,000)	(1,550,044)	(1,604,634)
Income before non-controlling interest	884,416	1,055,679	2,722,521	2,995,949
Non-controlling interests in income of
consolidated limited liability companies	(174,380)	(225,023)	(446,277)	(597,030)
Net income	$710,036	$830,656	$2,276,244	$2,398,919
Basic earnings per share	$0.10	$0.12	$0.33	$0.36
Diluted earnings per share	$0.10	$0.12	$0.32	$0.34
Basic weighted average shares outstanding	6,875,040	6,745,663	6,841,176	6,710,175
Diluted weighted-average shares outstanding	7,045,049	7,089,598	7,020,315	7,059,774

Supplemental Information --

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net income	$710,036	$830,656	$2,276,244	$2,398,919
Depreciation and amortization	593,796	568,549	1,773,679	1,620,057
Amortization - stock based compensation	78,044	63,280	220,230	170,494
Interest expense, net	64,410	85,692	210,496	261,681
Provision for income taxes	472,755	553,000	1,550,044	1,604,634
Total	$1,919,041	$2,101,177	$6,030,693	$6,055,785

Contact:  Emergent Group Inc.
                Bruce J. Haber
                (914) 235-5550, x. 12
                bhaber@primedical.net